Exhibit 99.4

Board of Directors

AECOM Technology Corporation
555 South Flower Street, Suite 3700

Los Angeles, California 90071

August 1, 2014

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 11, 2014, to the Board of Directors of AECOM Technology Corporation (“AECOM”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of Moelis & Company LLC (Financial Advisor to the Board of Directors)”, “The Merger—AECOM’s Reasons for the Merger; Recommendation of the AECOM Board of Directors” and “The Merger—Opinion of Moelis & Company LLC (Financial Advisor to the Board of Directors)” in, the joint proxy statement and prospectus relating to the proposed merger involving AECOM and URS Corporation (“URS”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of AECOM.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC